Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate’s Auto Insurance Profitability Plan Well Executed
Strong profitability mitigates catastrophe losses

NORTHBROOK, Ill., November 1, 2017 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2017.

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2017	2016	% / pts Change	2017	2016	% / pts Change
Consolidated revenues	$9,660	$9,221	4.8	$28,681	$27,256	5.2
Net income applicable to common shareholders	637	491	29.7	1,853	950	95.1
per diluted common share	1.74	1.31	32.8	5.02	2.51	100.0
Operating income*	587	474	23.8	1,705	1,031	65.4
per diluted common share*	1.60	1.26	27.0	4.62	2.72	69.9
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				13.5%	7.4%	6.1
Operating income*				13.9%	9.4%	4.5
Book value per common share				55.69	51.48	8.2
Property-Liability combined ratio
Recorded	94.7	95.5	(0.8)	95.2	98.2	(3.0)
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	85.4	88.0	(2.6)	85.2	88.0	(2.8)
Catastrophe losses	861	481	79.0	2,635	2,269	16.1
Total policies in force (in thousands)				77,641	43,960	76.6

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s focus on achieving balanced operating performance resulted in continued progress on 2017’s operating priorities, including returning auto insurance margins to historical levels,” said Tom Wilson, chairman and chief executive officer of The Allstate Corporation. “Net income was $637 million and operating income* was $587 million, or $1.60 per share, in the third quarter of 2017. Improved profitability in auto insurance reflects the profit improvement actions begun in 2015 and a significant broad-based decrease in the frequency of auto accidents. Allstate brand homeowners insurance also generated strong profitability, with a recorded combined ratio of 90.7 for the first nine months of 2017, despite $1.6 billion of catastrophe losses. Investment income increased in both the market-based and performance-based portfolios. As a result, Allstate Financial operating income rose to $157 million in the quarter. Operating income return on equity* increased to 13.9% for the twelve months ended September 30, 2017.

“We continued to deliver on all five 2017 operating priorities, which focus on both near-term performance and long-term value creation. Better serving customers remains a top growth priority, and the net promoter score measure has improved in many of our businesses this year. Total policies in force increased to 78 million through the third quarter, largely due to growth at SquareTrade and Allstate Benefits that was partially offset by reductions in the property-liability businesses. Improvements in Allstate brand auto insurance retention and new issued applications mitigated some of the impacts from the profit improvement programs across the three underwritten property-liability brands. Progress was also made on building long-term growth platforms, including expanding Arity’s connected car strategy,” concluded Wilson.

Operating Results: Third Quarter 2017

•	Total revenue of $9.7 billion in the third quarter of 2017 increased 4.8% compared to the prior year quarter.

◦	Property-Liability insurance premiums increased 3.2%

◦	Allstate Financial premiums and contract charges increased 3.9%

◦	Net investment income increased 12.7%

◦	Realized capital gains were $103 million compared to $33 million in the prior year quarter

•
Net income applicable to common shareholders was $637 million, or $1.74 per diluted share, in the third quarter of 2017, compared to $491 million, or $1.31 per diluted share, in the third quarter of 2016. Operating income* was $587 million in the third quarter of 2017, compared to $474 million in the third quarter of 2016.

•
Property-Liability underwriting income of $429 million was $74 million above the prior year quarter, due to higher premiums, a broad-based decline in the frequency of auto accidents and favorable prior year reserve releases. These improvements were partially offset by elevated catastrophe losses related to Hurricanes Harvey and Irma.

◦
The underlying combined ratios* of 85.4 for the third quarter and 85.2 for the first nine months of 2017 were significantly lower than the prior year periods, reflecting improvement in the auto underlying combined ratio across all three underwritten brands. The full year result for 2017 is expected to be below the lower end of the annual outlook range of 87-89(1).

◦
Non-catastrophe prior year reserve releases of $128 million in the third quarter of 2017 included Allstate Protection releases of $216 million, primarily driven by Allstate brand auto injury coverages. This was partially offset by strengthening of $88 million in the Discontinued Lines and Coverages segment, primarily due to our annual asbestos and environmental reserve review.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
(% to earned premiums)	2017	2016	pts Change	2017	2016	pts Change
Recorded Combined Ratio	94.7	95.5	(0.8)	95.2	98.2	(3.0)
Allstate Brand Auto	94.9	99.0	(4.1)	93.8	99.7	(5.9)
Allstate Brand Homeowners	81.3	75.9	5.4	90.7	88.7	2.0
Allstate Brand Other Personal Lines	104.3	87.5	16.8	96.1	90.4	5.7
Esurance	104.4	109.8	(5.4)	104.3	108.3	(4.0)
Encompass	89.2	98.3	(9.1)	101.9	103.1	(1.2)
Underlying Combined Ratio*	85.4	88.0	(2.6)	85.2	88.0	(2.8)
Allstate Brand Auto	91.2	95.9	(4.7)	91.6	96.5	(4.9)
Allstate Brand Homeowners	61.2	61.1	0.1	60.7	59.7	1.0
Allstate Brand Other Personal Lines	87.9	82.0	5.9	81.3	79.1	2.2
Esurance	100.5	106.0	(5.5)	100.4	105.3	(4.9)
Encompass	85.5	89.3	(3.8)	86.6	90.1	(3.5)

_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

◦
Allstate brand auto net written premium grew 3.2% in the third quarter of 2017, reflecting a 4.5% increase in average premium compared to the prior year quarter, which was partially offset by a 1.7% decline in policies in force. The recorded combined ratio of 94.9 in the third quarter of 2017 was 4.1 points better than the prior year quarter and was favorably impacted by a broad-based decline in accident frequency as well as increased premiums earned and higher favorable prior year reserve reestimates, partially offset by higher catastrophe losses. The underlying combined ratio* in the third quarter of 2017 was 4.7 points better than the third quarter of 2016.

New issued applications grew 11.5% in the third quarter of 2017 over the prior year quarter as the number of states implementing growth plans was expanded. In the third quarter, 41 states, including all of our 10 largest states, experienced increases in new issued applications compared to the prior year quarter. The renewal ratio of 87.7 was an improvement of 0.2 points from the prior year quarter.

◦
Allstate brand homeowners net written premium increased 2.8% in the third quarter of 2017 compared to the prior year quarter, reflecting a 1.9% increase in average premium. The recorded combined ratios of 81.3 in the third quarter of 2017 and 90.7 through the first nine months of 2017 generated $319 million and $473 million of pre-tax underwriting income, respectively. The underlying combined ratio* of 61.2 in the third quarter of 2017 continued to reflect strong underlying profitability.

Policies in force declined 1.0% as the renewal ratio of 87.5 decreased by 0.4 points compared to the prior year quarter. New issued applications grew 5.3% in the third quarter over the prior year quarter as 6 of our 10 largest states experienced increases.

◦
Allstate brand other personal lines net written premium of $454 million increased 1.6% in the third quarter of 2017 compared to the prior year quarter. The recorded combined ratio of 104.3 was 16.8 points higher in the third quarter of 2017 compared to the prior year quarter, primarily due to higher catastrophe losses. The underlying combined ratio* was 87.9 in the third quarter of 2017, an increase of 5.9 points compared to the prior year quarter.

◦
Esurance net written premium growth of 1.6% compared to the prior year quarter reflects increased average premium in auto and homeowners insurance, partially offset by a slight decline in auto policies in force. The strategy to expand homeowners insurance continued to make progress, with policies increasing 46.2% from the prior year quarter and written premium of $60 million through the first nine months of 2017.

The recorded combined ratio of 104.4 was 5.4 points better in the third quarter of 2017 compared to the prior year quarter, driven by a lower expense ratio in auto and homeowners insurance. The underlying combined ratio* of 100.5 was 5.5 points better than the prior year quarter, with improvements in both auto and homeowners insurance. The auto insurance underlying combined ratio* of 99.8 in the third quarter of 2017 was 2.2 points below the prior year quarter.

◦
Encompass net written premium declined 9.4% and policies in force were 14.9% lower in the third quarter of 2017 compared to the prior year quarter, as profit improvement plans continued to be implemented. The recorded combined ratio of 89.2 in the third quarter of 2017 was 9.1 points better than the prior year quarter, driven by improved auto loss costs and lower catastrophes due to limited exposure in areas impacted by the hurricanes. The underlying combined ratio* of 85.5 was 3.8 points better than the prior year quarter, due to improvement in the underlying loss ratio, partially offset by a higher expense ratio.

◦
SquareTrade made progress on the key criteria underlying its acquisition of growing the U.S. retail business while raising margins. Total policies in force of 34.1 million increased by 2.8 million in the third quarter of 2017 as the existing U.S. retail business continued to expand. Net written premium was $104 million for the third quarter of 2017. Growth initiatives are also being pursued in Europe. The recorded underwriting loss was $29 million and the operating loss* was $4 million, which excludes the $15 million, after-tax, impact of the amortization of purchased intangible assets.

•
Allstate Financial net income was $168 million and operating income was $157 million in the third quarter of 2017. Operating income was $63 million higher than the prior year quarter, primarily due to increased investment income in Allstate Annuities and favorable mortality experience in Allstate Life.

Allstate Financial Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2017	2016	% Change	2017	2016	% Change
Premiums and Contract Charges	$593	$571	3.9	$1,777	$1,701	4.5
Allstate Life	316	310	1.9	956	932	2.6
Allstate Benefits	273	257	6.2	811	759	6.9
Allstate Annuities	4	4	—	10	10	—
Net Income	$168	$80	110.0	$422	$264	59.8
Allstate Life	73	43	69.8	190	161	18.0
Allstate Benefits	29	25	16.0	76	74	2.7
Allstate Annuities	66	12	450.0	156	29	437.9
Operating Income	$157	$94	67.0	$420	$318	32.1
Allstate Life	74	51	45.1	196	181	8.3
Allstate Benefits	28	25	12.0	75	77	(2.6)
Allstate Annuities	55	18	205.6	149	60	148.3
Policies in Force (in thousands)				6,290	6,008	4.7
Allstate Life				2,019	2,019	—
Allstate Benefits				4,035	3,733	8.1
Allstate Annuities				236	256	(7.8)

◦
Allstate Life net income was $73 million and operating income was $74 million in the third quarter of 2017. Operating income was $23 million higher than the prior year quarter, primarily due to favorable mortality experience and higher traditional life insurance premiums. Policies in force were flat in the third quarter of 2017 compared to the prior year quarter.

◦
Allstate Benefits net income was $29 million and operating income was $28 million in the third quarter of 2017. Operating income was $3 million higher than the prior year quarter, primarily due to increased premiums and contract charges, partially offset by higher contract benefits. Policies in force increased 8.1% in the third quarter of 2017 compared to the prior year quarter.

◦
Allstate Annuities net income was $66 million and operating income was $55 million in the third quarter of 2017. Operating income was $37 million higher than the prior year quarter, primarily due to higher performance-based net investment income, including appreciation of private equity investments, as well as lower contract benefits. Policies in force declined 7.8% in the third quarter of 2017 compared to the prior year quarter as the business continues to run off.

•	Allstate Investments $83 billion portfolio generated net investment income of $843 million, which was 12.7% above the prior year quarter.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2017	2016	% / pts Change	2017	2016	% / pts Change
Net investment income	$843	$748	12.7	$2,488	$2,241	11.0
Market-based net investment income(1)	662	642	3.1	1,992	1,944	2.5
Performance-based net investment income(1)	227	139	63.3	621	397	56.4
Realized capital gains and losses	103	33	212.1	318	(92)	NM
Change in unrealized net capital gains, pre-tax	198	318	(37.7)	977	1,990	(50.9)
Total return on investment portfolio	1.5%	1.3%	0.2	4.9%	5.2%	(0.3)
(1) Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
NM = not meaningful

◦
Market-based portfolio contributed stable earnings primarily from investment-grade fixed income securities. Market-based net investment income of $662 million in the third quarter of 2017 increased over the prior year quarter, reflecting higher invested assets and stable portfolio yields.

◦
Performance-based portfolio generated shareholder value by investing in assets with short-term volatility in valuation but higher long-term returns where liquidity needs are low. Performance-based net investment income rose to $227 million in the third quarter of 2017, a 63% increase, reflecting private equity appreciation, sales of underlying investments and growth in the portfolio.

◦
Net realized capital gains were $103 million in the third quarter of 2017, compared to $33 million in the prior year quarter, primarily comprised of net gains on sales, partially offset by write-downs of $28 million.

◦
Change in unrealized net capital gains of $198 million in the third quarter of 2017 was due to favorable equity market performance and a decrease in market yields, primarily resulting from tighter credit spreads.

◦
Total return on the investment portfolio includes approximately 1% per quarter from investment income as well as changes in the portfolio value between quarters. Total return was 1.5% for the third quarter and 4.9% for the first nine months of 2017, reflecting higher bond and equity valuations. The trailing twelve month total return was 4.1%.

Proactive Capital Management
“In addition to excellent operating results, Allstate continued to provide strong returns to our shareholders through dividends and stock repurchases during the third quarter,” said Steve Shebik, chief financial officer. “Our strong capital position enabled us to remain on track with our $2 billion stock repurchase program that was approved in August.

“A new reporting structure that will expand the reportable segments from four to seven will be initiated in the fourth quarter to enhance transparency around short-term results and long-term value creation. Allstate Protection results will continue to be reported by brand, but businesses that have a larger portion of earnings from services and a lower percentage of underwriting income will now be broken out in a new Service Businesses segment. Allstate Financial will be reported as three segments which have different growth and return characteristics: Life, Benefits and Annuities. Reporting for Discontinued Lines and Coverages and Corporate will remain unchanged.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, November 2.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting people from life’s uncertainties with 78 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brands. The company provides additional protection products and services through Allstate Benefits, Allstate Roadside Services, Allstate Dealer Services, Arity and SquareTrade. Allstate is widely known from the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. The Allstate Foundation, Allstate, its employees and agency owners have a proud history of caring for local communities.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$8,121	$7,869	$24,098	$23,406
Life and annuity premiums and contract charges	593	571	1,777	1,701
Net investment income	843	748	2,488	2,241
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(26)	(73)	(135)	(241)
OTTI losses reclassified to (from) other comprehensive income	(2)	—	(2)	8
Net OTTI losses recognized in earnings	(28)	(73)	(137)	(233)
Sales and other realized capital gains and losses	131	106	455	141
Total realized capital gains and losses	103	33	318	(92)
	9,660	9,221	28,681	27,256

Costs and expenses
Property-liability insurance claims and claims expense	5,545	5,553	16,650	17,138
Life and annuity contract benefits	456	484	1,416	1,393
Interest credited to contractholder funds	174	183	522	558
Amortization of deferred policy acquisition costs	1,200	1,138	3,545	3,393
Operating costs and expenses	1,218	1,021	3,401	3,043
Restructuring and related charges	14	5	77	21
Interest expense	83	73	251	218
	8,690	8,457	25,862	25,764

Gain on disposition of operations	1	1	15	4

Income from operations before income tax expense	971	765	2,834	1,496

Income tax expense	305	245	894	459

Net income	666	520	1,940	1,037

Preferred stock dividends	29	29	87	87

Net income applicable to common shareholders	$637	$491	$1,853	$950

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.76	$1.32	$5.10	$2.54

Weighted average common shares – Basic	361.3	371.5	363.5	374.4

Net income applicable to common shareholders per common share – Diluted	$1.74	$1.31	$5.02	$2.51

Weighted average common shares – Diluted	367.1	375.9	369.1	378.9

Cash dividends declared per common share	$0.37	$0.33	$1.11	$0.99

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Property-Liability
Premiums written	$8,583	$8,311	$24,595	$23,877
Premiums earned	$8,121	$7,869	$24,098	$23,406
Claims and claims expense	(5,545)	(5,553)	(16,650)	(17,138)
Amortization of deferred policy acquisition costs	(1,138)	(1,068)	(3,331)	(3,181)
Operating costs and expenses	(996)	(888)	(2,879)	(2,653)
Restructuring and related charges	(13)	(5)	(75)	(20)
Underwriting income	429	355	1,163	414
Net investment income	372	310	1,074	928
Income tax expense on operations	(252)	(218)	(703)	(429)
Realized capital gains and losses, after-tax	54	36	199	(10)
Gain on disposition of operations, after-tax	1	—	7	—
Net income applicable to common shareholders	$604	$483	$1,740	$903
Catastrophe losses	$861	$481	$2,635	$2,269
Amortization of purchased intangible assets	$25	$9	$74	$27
Operating ratios:
Claims and claims expense ratio	68.3	70.6	69.1	73.2
Expense ratio	26.4	24.9	26.1	25.0
Combined ratio	94.7	95.5	95.2	98.2
Effect of catastrophe losses on combined ratio	10.6	6.1	11.0	9.7
Effect of prior year reserve reestimates on combined ratio	(1.7)	1.3	(1.3)	0.5
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	—	—	0.1
Effect of amortization of purchased intangible assets on combined ratio	0.3	0.1	0.3	0.1
Effect of Discontinued Lines and Coverages on combined ratio	1.1	1.3	0.4	0.4

Allstate Financial
Premiums and contract charges	$593	$571	$1,777	$1,701
Net investment income	461	427	1,383	1,281
Contract benefits	(456)	(484)	(1,416)	(1,393)
Interest credited to contractholder funds	(173)	(183)	(519)	(546)
Amortization of deferred policy acquisition costs	(58)	(68)	(202)	(207)
Operating costs and expenses	(130)	(126)	(395)	(370)
Restructuring and related charges	(1)	—	(2)	(1)
Income tax expense on operations	(79)	(43)	(206)	(147)
Operating income	157	94	420	318
Realized capital gains and losses, after-tax	13	(14)	9	(46)
Valuation changes on embedded derivatives that are not hedged, after-tax	(1)	—	(2)	(8)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(2)	(1)	(8)	(3)
Gain on disposition of operations, after-tax	1	1	3	3
Net income applicable to common shareholders	$168	$80	$422	$264

Corporate and Other
Net investment income	$10	$11	$31	$32
Operating costs and expenses	(175)	(80)	(360)	(238)
Income tax benefit on operations	60	26	121	77
Preferred stock dividends	(29)	(29)	(87)	(87)
Operating loss	(134)	(72)	(295)	(216)
Realized capital gains and losses, after-tax	—	—	—	(1)
Business combination expenses, after-tax	(1)	—	(14)	—
Net loss applicable to common shareholders	$(135)	$(72)	$(309)	$(217)

Consolidated net income applicable to common shareholders	$637	$491	$1,853	$950

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30, 2017	December 31, 2016
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,608 and $56,576)	$59,391	$57,839
Equity securities, at fair value (cost $5,468 and $5,157)	6,434	5,666
Mortgage loans	4,322	4,486
Limited partnership interests	6,600	5,814
Short-term, at fair value (amortized cost $2,198 and $4,288)	2,198	4,288
Other	3,826	3,706
Total investments	82,771	81,799
Cash	690	436
Premium installment receivables, net	5,922	5,597
Deferred policy acquisition costs	4,147	3,954
Reinsurance recoverables, net	9,748	8,745
Accrued investment income	590	567
Property and equipment, net	1,067	1,065
Goodwill	2,309	1,219
Other assets	2,966	1,835
Separate Accounts	3,422	3,393
Total assets	$113,632	$108,610
Liabilities
Reserve for property-liability insurance claims and claims expense	$27,154	$25,250
Reserve for life-contingent contract benefits	12,227	12,239
Contractholder funds	19,650	20,260
Unearned premiums	13,535	12,583
Claim payments outstanding	959	879
Deferred income taxes	1,249	487
Other liabilities and accrued expenses	6,968	6,599
Long-term debt	6,349	6,347
Separate Accounts	3,422	3,393
Total liabilities	91,513	88,037
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 360 million and 366 million shares outstanding	9	9
Additional capital paid-in	3,330	3,303
Retained income	42,125	40,678
Deferred ESOP expense	(6)	(6)
Treasury stock, at cost (540 million and 534 million shares)	(25,413)	(24,741)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	68	57
Other unrealized net capital gains and losses	1,715	1,091
Unrealized adjustment to DAC, DSI and insurance reserves	(132)	(95)
Total unrealized net capital gains and losses	1,651	1,053
Unrealized foreign currency translation adjustments	(14)	(50)
Unrecognized pension and other postretirement benefit cost	(1,309)	(1,419)
Total accumulated other comprehensive income (loss)	328	(416)
Total shareholders’ equity	22,119	20,573
Total liabilities and shareholders’ equity	$113,632	$108,610

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Nine months ended September 30,
	2017	2016
Cash flows from operating activities	(unaudited)
Net income	$1,940	$1,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	358	285
Realized capital gains and losses	(318)	92
Gain on disposition of operations	(15)	(4)
Interest credited to contractholder funds	522	558
Changes in:
Policy benefits and other insurance reserves	1,276	978
Unearned premiums	525	540
Deferred policy acquisition costs	(176)	(159)
Premium installment receivables, net	(267)	(236)
Reinsurance recoverables, net	(1,017)	(420)
Income taxes	119	30
Other operating assets and liabilities	267	41
Net cash provided by operating activities	3,214	2,742
Cash flows from investing activities
Proceeds from sales
Fixed income securities	19,508	19,132
Equity securities	5,179	4,069
Limited partnership interests	767	634
Other investments	170	206
Investment collections
Fixed income securities	3,038	3,430
Mortgage loans	477	403
Other investments	458	281
Investment purchases
Fixed income securities	(23,935)	(22,282)
Equity securities	(5,296)	(4,113)
Limited partnership interests	(1,082)	(1,128)
Mortgage loans	(311)	(460)
Other investments	(700)	(674)
Change in short-term investments, net	2,257	94
Change in other investments, net	(28)	(60)
Purchases of property and equipment, net	(216)	(190)
Acquisition of operations	(1,356)	—
Net cash used in investing activities	(1,070)	(658)
Cash flows from financing activities
Repayments of long-term debt	—	(16)
Contractholder fund deposits	767	785
Contractholder fund withdrawals	(1,416)	(1,537)
Dividends paid on common stock	(391)	(364)
Dividends paid on preferred stock	(87)	(87)
Treasury stock purchases	(848)	(1,154)
Shares reissued under equity incentive plans, net	132	123
Excess tax benefits on share-based payment arrangements	—	25
Other	(47)	35
Net cash used in financing activities	(1,890)	(2,190)
Net increase (decrease) in cash	254	(106)
Cash at beginning of period	436	495
Cash at end of period	$690	$389

The following table presents the investment portfolio by strategy as of September 30, 2017.

($ in millions)	Total	Market-Based	Performance-Based
Fixed income securities	$59,391	$59,318	$73
Equity securities	6,434	6,336	98
Mortgage loans	4,322	4,322	—
Limited partnership interests	6,600	654	5,946
Short-term investments	2,198	2,198	—
Other	3,826	3,272	554
Total	$82,771	$76,100	$6,671

Property-Liability	$43,843	$40,331	$3,512
Allstate Financial	36,711	33,552	3,159
Corporate & Other	2,217	2,217	—
Total	$82,771	$76,100	$6,671

The following table presents investment income by investment strategy for the three and nine months ended September 30.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2017	2016	2017	2016
Market-Based:
Property-Liability	$286	$257	$846	$786
Allstate Financial	366	374	1,114	1,124
Corporate & Other	11	12	36	37
Total Market-Based	663	643	1,996	1,947

Performance-Based:
Property-Liability	116	76	312	211
Allstate Financial	119	71	334	210
Corporate & Other	—	—	—	—
Total Performance-Based	235	147	646	421

Investment income, before expense	898	790	2,642	2,368
Investment expense	(55)	(42)	(154)	(127)
Net investment income	$843	$748	$2,488	$2,241

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and operating income. Taxes on adjustments to reconcile net income applicable to common shareholders and operating income generally use a 35% effective tax rate and are reported net with the reconciling adjustment. If the effective tax rate is other than 35%, this is specified in the disclosure.

($ in millions, except per share data)	Three months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$604	$483	$168	$80	$637	$491	$1.74	$1.31
Realized capital gains and losses, after-tax	(54)	(36)	(13)	14	(67)	(22)	(0.18)	(0.06)
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	1	—	1	—	—	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	2	1	2	1	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	—	—	(1)	—	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	16	5	—	—	17	5	0.04	0.01
Gain on disposition of operations, after-tax	(1)	—	(1)	(1)	(2)	(1)	(0.01)	—
Operating income*	$564	$452	$157	$94	$587	$474	$1.60	$1.26

	Nine months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$1,740	$903	$422	$264	$1,853	$950	$5.02	$2.51
Realized capital gains and losses, after-tax	(199)	10	(9)	46	(208)	57	(0.56)	0.15
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	2	8	2	8	0.01	0.02
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	8	3	8	3	0.02	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(2)	(1)	—	—	(2)	(1)	(0.01)	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	48	17	—	—	62	17	0.17	0.04
Gain on disposition of operations, after-tax	(7)	—	(3)	(3)	(10)	(3)	(0.03)	(0.01)
Operating income*	$1,580	$929	$420	$318	$1,705	$1,031	$4.62	$2.72
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2017	2016
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,664	$1,410
Denominator:
Beginning common shareholders’ equity (1)	$19,188	$18,758
Ending common shareholders’ equity (1)	20,373	19,188
Average common shareholders’ equity	$19,781	$18,973
Return on common shareholders’ equity	13.5%	7.4%

($ in millions)	For the twelve months ended September 30,
	2017	2016
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,512	$1,656

Denominator:
Beginning common shareholders’ equity	$19,188	$18,758
Unrealized net capital gains and losses	1,817	879
Adjusted beginning common shareholders’ equity	17,371	17,879

Ending common shareholders’ equity	20,373	19,188
Unrealized net capital gains and losses	1,651	1,817
Adjusted ending common shareholders’ equity	18,722	17,371
Average adjusted common shareholders’ equity	$18,047	$17,625
Operating income return on common shareholders’ equity*	13.9%	9.4%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	94.7	95.5	95.2	98.2
Effect of catastrophe losses	(10.6)	(6.1)	(11.0)	(9.7)
Effect of prior year non-catastrophe reserve reestimates	1.6	(1.3)	1.3	(0.4)
Effect of amortization of purchased intangible assets	(0.3)	(0.1)	(0.3)	(0.1)
Underlying combined ratio*	85.4	88.0	85.2	88.0

Effect of prior year catastrophe reserve reestimates	(0.1)	—	—	0.1
Underwriting margin is calculated as 100% minus the combined ratio.

Allstate Brand - Total	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	92.7	93.1	93.5	96.9
Effect of catastrophe losses	(11.3)	(6.2)	(11.3)	(10.0)
Effect of prior year non-catastrophe reserve reestimates	2.9	—	1.9	—
Underlying combined ratio*	84.3	86.9	84.1	86.9

Effect of prior year catastrophe reserve reestimates	(0.1)	—	—	0.1

Allstate Brand - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	94.9	99.0	93.8	99.7
Effect of catastrophe losses	(7.4)	(3.1)	(4.4)	(3.4)
Effect of prior year non-catastrophe reserve reestimates	3.7	—	2.2	0.2
Underlying combined ratio*	91.2	95.9	91.6	96.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.1)	—

Allstate Brand - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	81.3	75.9	90.7	88.7
Effect of catastrophe losses	(22.4)	(15.4)	(31.6)	(29.3)
Effect of prior year non-catastrophe reserve reestimates	2.3	0.6	1.6	0.3
Underlying combined ratio*	61.2	61.1	60.7	59.7

Effect of prior year catastrophe reserve reestimates	(0.2)	0.3	(0.1)	0.4

Allstate Brand - Other Personal Lines	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	104.3	87.5	96.1	90.4
Effect of catastrophe losses	(15.7)	(6.0)	(14.7)	(12.5)
Effect of prior year non-catastrophe reserve reestimates	(0.7)	0.5	(0.1)	1.2
Underlying combined ratio*	87.9	82.0	81.3	79.1

Effect of prior year catastrophe reserve reestimates	—	(0.3)	0.4	(0.1)

Esurance Brand - Total	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	104.4	109.8	104.3	108.3
Effect of catastrophe losses	(3.9)	(3.3)	(3.8)	(2.5)
Effect of prior year non-catastrophe reserve reestimates	0.2	1.0	0.1	1.0
Effect of amortization of purchased intangible assets	(0.2)	(1.5)	(0.2)	(1.5)
Underlying combined ratio*	100.5	106.0	100.4	105.3

Effect of prior year catastrophe reserve reestimates	—	—	(0.1)	—

Encompass Brand - Total	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Combined ratio	89.2	98.3	101.9	103.1
Effect of catastrophe losses	(4.5)	(9.0)	(15.8)	(11.2)
Effect of prior year non-catastrophe reserve reestimates	0.8	—	0.5	(1.8)
Underlying combined ratio*	85.5	89.3	86.6	90.1

Effect of prior year catastrophe reserve reestimates	—	0.3	—	—

Adjusted SquareTrade operating income is a non-GAAP measure, which is computed as net income (loss) applicable to common shareholders, excluding amortization of purchased intangible assets, after-tax, and realized capital gains and losses, after-tax, and adjusted for the after-tax income statement effects of acquisition-related purchase accounting fair value adjustments to unearned premiums, contractual liability insurance policy premium expenses, and commissions paid to retailers.  Net income (loss) applicable to shareholders is the GAAP measure that is most directly comparable to adjusted SquareTrade operating income. We use adjusted SquareTrade operating income as an important measure to evaluate SquareTrade’s results of operations. We believe that the measure provides investors with a valuable measure of SquareTrade’s ongoing performance because it reveals trends that may be obscured by the amortization of purchased intangible assets, the acquisition-related purchase accounting fair value adjustments, and the net effects of realized capital gains and losses. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our business results or trends. We adjust for the effects of acquisition-related purchase accounting fair value adjustments because they relate to the acquisition and their effects are not indicative of the underlying business results and trends. Realized capital gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to SquareTrade’s operations. Adjusted SquareTrade operating income highlights the results from ongoing operations and the underlying profitability of our business and is used by management along with the other components of net income applicable to common shareholders to assess our performance. We believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted SquareTrade operating income and their components separately and in the aggregate when reviewing and evaluating SquareTrade’s performance.  Adjusted SquareTrade operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following table reconciles the SquareTrade net loss applicable to shareholders to the adjusted SquareTrade operating loss.

SquareTrade	Three months ended September 30, 2017	Nine months ended September 30, 2017
Net loss applicable to common shareholders	$(19)	$(56)
Realized capital gains and losses, after-tax	—	—
Amortization of purchased intangible assets, after-tax	15	45
Operating loss *	(4)	(11)
Fair value adjustments, after-tax	2	9
Adjusted SquareTrade operating loss *	$(2)	$(2)

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